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                                                                 EXHIBIT h(1)(c)


                AMENDED AND RESTATED OPERATING SERVICES AGREEMENT

         AGREEMENT made as of August 4, 1997, as amended and restated as of July 1, 1999, by and between AIM Advisor Funds, Inc., a Maryland corporation, (the "Fund"), and A I M Advisors, Inc., a Delaware corporation (hereinafter referred to as "AIM").

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a diversified, open-end management investment company. The Fund has classified its shares into classes representing interests in four separate portfolios of investments: AIM Advisor Large Cap Value Fund, AIM Advisor Flex Fund, AIM Advisor Real Estate Fund and AIM Advisor International Value Fund (each, a "Portfolio" and collectively the "Portfolios"); and

         WHEREAS, AIM is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative services to certain investment companies, including the Fund; and

         WHEREAS, the Fund desires to retain AIM and other persons to render certain operational services which are necessary for the day-to-day operations of the Portfolios (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

         WHEREAS, AIM desires to be retained to perform certain of such Services and to assist the Fund in retaining other persons to perform the remainder of such Services, on said terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and intending to be legally bound, the Fund and AIM agree as follows:

         1. The Fund hereby retains AIM to provide to the Portfolios:

         a. such internal accounting services and functions as are reasonably necessary for the operations of the Portfolios;

         b. such internal legal services and functions as are reasonably necessary for the operations of the Portfolios;

         c. such services in preparing periodic reports to shareholders, including annual and semiannual reports, and prospectuses and statements of additional information to existing shareholders, as are reasonably necessary for the operations of the Portfolios; and


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         d. such services as are necessary to organize a new Portfolio or class thereof, including:

            i.     the initial registration and qualification of new Portfolios or classes under the Act and under the Securities Act of 1933, as amended,

            ii.    the initial determination of the tax status of new Portfolios or classes and any rulings obtained for this purpose, and

            iii.   the initial registration and qualification of securities of new Portfolios or classes under the laws of any state and the approval of the operations of new Portfolios or classes by any other federal or state authority.

         2. The Fund hereby retains AIM to assist the Fund in retaining other persons, including affiliates of AIM, to provide to the Portfolios:

         a. such services of independent public accountants as are reasonably necessary for the operation of the Portfolios;

         b. such legal services of any outside legal counsel to perform non-litigation-related legal services for the Fund or the Directors of the Fund, as are reasonably necessary for the operation of the Portfolios;

         c. such dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Fund accounts and sending dividend notices to shareholders) as are reasonably necessary for the operation of the Portfolios;

         d. such custodian and depository services and functions as are reasonably necessary for the operation of the Portfolios;

         e. such independent pricing services as are reasonably necessary for the operation of the Portfolios;

         f. such sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by AIM under the Investment Advisory Agreement between the Fund and AIM dated August 4, 1997 (the "Investment Advisory Agreement")), including maintenance of shareholder records and shareholder information concerning the status of their Fund accounts by investment advisers, broker-dealers, financial institutions, and other organizations, as are reasonably necessary for the operation of the Portfolios; and

         g. such other administrative services and functions (other than those administrative responsibilities specifically assumed by AIM under the Investment Advisory Agreement), including


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                i.     maintaining the registration and qualification of the
                     Fund and the shares of its Portfolios under laws administered by the Securities and Exchange Commission, the various states, or under other applicable regulatory requirements,

                ii.    printing and distributing prospectuses, statements of
                     additional information, annual and semiannual reports to shareholders, notices of shareholders' meetings, proxy statements, and other communications to the Fund's shareholders,

                iii.   holding shareholders' meetings and Directors' meetings,

                iv.    obtaining insurance and obtaining the fidelity bond
                     maintained by the Fund pursuant to Section 17(g) of the Investment Company Act and rules promulgated thereunder,

                v.     designing, printing, and issuing certificates
                     representing shares of the Portfolios, and

                vi.    obtaining memberships in applicable industry
                     organizations,

         all as are reasonably necessary for the operation of the Portfolios.

         3. All books and records prepared and maintained by AIM for the Fund under or in accordance with this Agreement shall be the property of the Fund and, upon request therefor, AIM shall surrender to the Fund such of the books and records so requested.

         4. AIM shall provide accounting services described in paragraph 1 pursuant to a Master Administrative Services Agreement between AIM and the Fund. Such agreement shall provide that AIM may receive such reasonable compensation or may be reimbursed for its costs in providing the Services as is specified in such Agreement. AIM may perform any of the other Services described in paragraph 1, and any person may perform any of the Services described in paragraph 2, pursuant to separate written agreements with the Fund, which agreements shall specify the payments to be made by the Fund for the Services provided.

         5. AIM shall, at its own expense (but subject to the provisions of paragraph 4), maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of AIM and persons employed or otherwise retained by AIM to provide or assist in providing Services to the Portfolios.


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         6. AIM shall, at its own expense (but subject to the provisions of paragraph 4), provide such office space, facilities and equipment (including, but not limited to, computer equipment, telephone and other communication lines and supplies) and such clerical help and personnel and other services as shall be necessary to perform its obligations under this Agreement.

         7. The Fund will, from time to time, furnish or otherwise make available to AIM such information relating to the business and affairs of the Portfolios as AIM may reasonably require in order to discharge its duties and obligations hereunder.

         8. The Fund shall pay directly to each person (including AIM) who provides Services to the Fund the amount of any fees accrued and expenses incurred by such person agreed upon by such person and the Fund. Notwithstanding the foregoing sentence and the provisions of paragraph 4,

         a. AIM shall not receive any payment under or pursuant to this Agreement for any Services that it provides under the Investment Advisory Agreement, and

         b. AIM shall reduce its fees or reimburse expenses for any Portfolio to the extent necessary to ensure that the aggregate fees and expense reimbursements paid to all persons who provide Services to such Portfolio do not exceed, on an annual basis, for such Portfolio, 0.45% of the average daily net assets of the Portfolio. In determining the aggregate fees and expenses of a Portfolio as a percentage of its average daily net assets, the Fund shall use the valuation methods for such Portfolio described in the Portfolio's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to suc suspension shall, for the purpose of this paragraph 8, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

         9. AIM will permit representatives of the Fund including the Fund's independent auditors to have reasonable access to the personnel and records of AIM in order to enable such representatives to monitor the quality of services being provided by AIM to the Fund pursuant to this Agreement. In addition, AIM shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement.

         10. This Agreement shall continue in effect until June 30, 2000, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that


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         a.   the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty (30) days' written notice to AIM;

         b. this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act and the Rules thereunder) unless the board of directors of the Fund approves such assignment; and

         c. AIM may terminate this Agreement without payment of penalty on sixty (60) days' written notice to the Fund.

            Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

         11. This Agreement shall be construed in accordance with the laws of the State of Texas and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Texas or any of the provisions herein conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on the day and year first above written.


                                           AIM ADVISOR FUNDS, INC.



Attest: /s/ OFELIA M. MAYO                 By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
             Assistant Secretary                          President


                                           A I M ADVISORS, INC.



Attest: /s/ LISA A. MOSS                   By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
             Assistant Secretary                          President



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